EXHIBIT 23.29

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-89189 of Dollar Thrifty Automotive Group, Inc. on Form S-8 of our report dated June 28, 2005 appearing in the Annual Report on Form 11-K of Dollar Thrifty Automotive Group, Inc. Retirement Savings Plan for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Tulsa, Oklahoma

June 27, 2006